Exhibit 10.12

Marten Transport, Ltd.

Named Executive Officers’ Compensation Summary

On May 4, 2010, the company’s Compensation Committee approved an approximately 6% increase to the base salary for the company’s named executive officers listed below, retroactive to April 26, 2010.  Effective April 26, 2010, the named executive officers are scheduled to receive the following annual base salaries in the listed positions:

Name and Position as of May 4, 2010	Base Salary

Randolph L. Marten	$521,123
(Chairman and Chief Executive Officer)

Timothy M. Kohl	$371,000
(President)

Robert G. Smith	$262,756
(Chief Operating Officer)

Timothy P. Nash	$262,756
(Executive Vice President of Sales and Marketing)

James J. Hinnendael	$207,352
(Chief Financial Officer)